Exhibit 5.1 - Opinion of Michael S. Krome, P.C.



                             Michael S. Krome, P.C.
                                Attorney-at-Law
                                  8 Teak Court
                          Lake Grove, New York  11755

Tel.:     (631) 737-8381
Fax:      (631) 737-8382
email:    mskrome@optonline.net

Ronald Krome
Legal Assistant

                                                            December 16, 2002


Precise Life Sciences, Ltd.
1225 East Sunset Drive
Suite 145
Bellingham, Washington, 98226-3529

Dear Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by Precise Life Sciences, Ltd., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering 3,690,000 shares of common stock, par value $0.001 per share (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

     The shares to be issued pursuant to the Form S-8, for salary, consulting fees, expenses and/or combinations of all three, filed are as follows:

                                                        Shares to
Name                             Amount Owed            be issued
---------------                  -----------            ---------
Randall Pow                        $  6,000              100,000
David Parfitt                      $  9,000              150,000
Edward Heisler                     $  6,000              100,000
Brad Reckert                       $  1,500               25,000
Alan Smith                         $  3,000               50,000
Terry Neild                        $ 30,000              500,000
May Joan Liu                       $ 34,200              570,000
Stephen Liu                        $ 22,800              380,000
Andy Chu                           $ 22,800              380,000
Wilfred Wan                        $ 10,500              175,000
Joseph Beyrouti                    $ 33,600              560,000
John MacAskill                     $ 33,000              550,000
Charles Zwebner                    $  3,000               50,000
Jacckie Maxwell                    $  6,000              100,000
                                 ==========            =========
                                   $221,400    Total:  3,690,000

     In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                    /s/ Michael S. Krome
                                        -------------------
                                        Michael S. Krome